Exhibit 10.29

Domenic J. Dell’Osso, Jr.
President and Chief Executive Officer

October 11, 2024

VIA EMAIL
Chris Lacy
Executive Vice President, General Counsel and Corporate Secretary
Expand Energy Corporation
6100 N. Western Avenue
Oklahoma City, Oklahoma 73118

Dear Chris:

As you know, Southwestern Energy Corporation (“SWN”) entered into that certain Agreement and Plan of Merger, dated as of January 10, 2024 (the “Merger”), by and among SWN, Expand Energy Corporation (f/k/a Chesapeake Energy Corporation), an Oklahoma corporation (together with its subsidiaries, “Expand”), and certain other parties thereto, pursuant to which SWN became a wholly-owned subsidiary of and was subsequently merged with and into Expand on or about October 1, 2024 (the “Closing Date”). This letter (the “Letter”) confirms that your employment will continue with Expand, effective as of the Closing Date, in the role of Executive Vice President – General Counsel & Corporate Secretary. Your annual compensation in this role will initially be as follows:

•Base Salary: $490,000 annualized.
•Annual Target Bonus: 80% of Base Salary with an opportunity of up to 200% of Annual Target Bonus based on the achievement of Expand’s Annual Incentive Plan performance goals established by its Board of Directors or Compensation Committee (eligibility begins in the 2024 plan year, payable in Q1 2025).
•Annual Long-Term Incentive Target: $1,800,000 (eligibility begins in the 2024 plan year, awarded in Q1 2025).

You will also be eligible for relocation benefits in accordance with Expand’s written policies as previously provided to you. You will have 12 months following the Closing Date to utilize the relocation benefits.

In addition, subject to your agreement and acceptance of the terms and conditions of this Letter, as evidenced by your countersignature hereto, and as an inducement for your long-term future services to Expand, you will receive a one-time inducement award consisting of (i) an award of Expand restricted stock units valued at $1,000,000 (the “RSU Award”) and (ii) a cash bonus award of $500,000, which awards are each subject to the terms and conditions of separate agreements that are attached as Exhibits A and B to this Letter (such awards, the “Inducement Awards” and such agreements the “Inducement Award Agreements”). The number of Expand restricted stock units to be granted as part of the RSU Award will equal $1,000,000 divided by the volume weighted average price of Expand common stock for the thirty (30) consecutive trading days ending October 14, 2024. For the avoidance of doubt, you will receive the Inducement Awards only if you agree to the terms and conditions of this Letter and execute the Participation Agreement associated with the Expand Severance Plan (as defined below). As an executive officer of Expand, you will also be eligible to receive severance benefits as a “Tier 2 Executive” in accordance with Expand’s Executive Severance Plan and associated Participation

Expand Energy Corporation
6100 N. Western Avenue / Oklahoma City, OK 73118
405-935-6125 / nick.dellosso@expandenergy.com

Agreement (together, the “Expand Severance Plan”), as modified for you by the terms of this Letter. The Expand Severance Plan is attached as Exhibit C to this Letter. Your participation in the Expand Severance Plan is conditioned on your execution of this Letter and the Participation Agreement.

For avoidance of doubt, your participation in the Expand Severance Plan will supersede and replace in its entirety the Executive Severance Agreement you previously entered with SWN (the “SWN Severance Agreement”) and, as of the date you countersign this Letter, the SWN Severance Agreement will be considered terminated and will be null and void in its entirety. However, it is the express intent of Expand that the transition of your severance entitlements from the SWN Severance Agreement to the Expand Severance Plan will not (i) materially reduce your severance entitlements during the Transaction Protection Period (as defined below) or (ii) change the time of payment of any severance amount or benefit that is subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) to the extent necessary to avoid the imposition of any accelerated or additional taxes or penalties under Section 409A. Therefore, you and the Company agree to the following modifications to terms of the Expand Severance Plan as applied to you during the Transaction Protection Period:

1.The “Transaction Protection Period” shall be the period beginning on the Closing Date and ending on and including September 30, 2027.

2.In the event you incur a Qualifying Termination during the Transaction Protection Period, you shall be entitled to receive the benefits set forth in Section 5(b) of the Expand Severance Plan, subject to the other terms and conditions of the Expand Severance Plan as modified by this Letter, as if the Qualifying Termination occurred during a Change of Control Protection Period for purposes of the Expand Severance Plan.

3.If you incur a Qualifying Termination during the Transaction Protection Period, (i) the amount payable under Section 5(b)(ii) of the Expand Severance Plan shall be three (3.0) times the Group Health Plan Amount (the “Group Health Plan Amount”), and (ii) to the extent necessary to avoid the imposition of any accelerated or additional taxes or penalties under Section 409A, as determined by Expand, payment of the Health Plan Amount will be delayed to conform to the time(s) at which the corresponding benefits under the SWN Severance Agreement would have been paid or provided.

4.If you incur a Qualifying Termination during the Transaction Protection Period, the Target Annual Bonus is, solely for purposes of calculating the CIC Severance Amount under the Expand Severance Plan, deemed to be $712,500.

5.If you incur a Qualifying Termination during the Transaction Protection Period, all of your outstanding long-term or equity incentive awards in Expand that derive from long-term or equity incentive awards granted to you by SWN prior to the Closing Date (“Pre-Closing Awards”) will become fully vested as of the date of such Qualifying Termination and will be paid or settled promptly upon vesting and otherwise in accordance with the applicable terms of such awards. For the avoidance of doubt, the foregoing shall not apply to Awards granted by Expand after the Closing Date (“Post-Closing Awards”). Provided, however, in the event that a Change in Control occurs after the Closing Date (a “Subsequent Change in Control”) both the Pre-Closing Awards and the Post-Closing Awards that are granted prior to such Subsequent Change in Control will become fully vested as of the date of such Qualifying Termination and will be paid or settled in accordance with the applicable terms of such awards.

6.During the Transaction Protection Period, Expand will not amend the Expand Severance Plan in any manner that would adversely affect the benefits or protections provided to you under the Expand Severance Plan or this Letter.

For the avoidance of doubt, you will not be entitled to receive benefits under the Expand Severance Plan, as modified by this Letter, if your employment is terminated by Expand for Cause. In addition, by countersigning this letter, you agree that none of the following will constitute “Good Reason” for you to resign your employment pursuant to the Expand Severance Plan or the SWN Executive Severance Agreement, with respect to any entitlements relating to your Pre-Closing Awards or for any other purpose: (i) the duties, responsibilities, or authority associated with your position with Expand, as set forth in this first paragraph of this Letter, including, if applicable, any reduction in any of the foregoing relative to your duties, responsibilities, or authority as in effect prior to the Closing Date (ii) your relocation to the Oklahoma City, OK area, or (iii) any changes to your group health and welfare, retirement or other fringe benefits, relative to the benefit plans and arrangements of SWN in effect prior to the Closing Date (it being understood that, following a transition period with respect to certain benefit plans, you will participate in the same employee benefit plans and arrangements on the same basis as other similarly situated Expand employees).

This Letter, together with the Expand Severance Plan and the Inducement Award Agreements, constitute the entire agreement between you and Expand with respect to the subject matter hereof and supersede and replace any and all prior agreements and understandings, written or oral. The terms of this Letter control over any contrary or conflicting term or provision of the Expand Severance Plan or associated Participation Agreement, even if the Participation Agreement may be executed later in time than this Letter. This Letter may be executed in any number of counterparts (including via facsimile or e-mail in .pdf format), any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement.

Capitalized terms used but not defined herein have the meanings set forth in the Severance Plan, except as expressly set forth herein.

We look forward to you continued service with Expand.

Sincerely,

__________________________
Domenic J. Dell’Osso, Jr.
President and Chief Executive Officer
Expand Energy Corporation

[Counter-Signature Page to Inducement Award Letter]

Acknowledged, accepted and agreed as of the [__] day of [__________], 2024 by:

____________________________
Chris Lacy

EXHIBIT A
Inducement RSU Award Agreement
[See Attached]

EXHIBIT B
Inducement Cash Award Agreement

October 11, 2024

Chris Lacy
Via Hand-Delivery and Email

Re: Inducement Cash Bonus Clawback

Dear Chris:

As set forth in your letter dated October 11, 2024, with Expand Energy Corporation, an Oklahoma corporation (the “Company”), your $500,000 cash bonus (the “Inducement Signing Bonus”) is subject to a two-year clawback provision. As a condition to the payment of the Inducement Signing Bonus, you agree that in the event your employment with the Company terminates for any reason other than a Qualifying Termination (as defined in the Expand Energy Corporation Executive Severance Plan) before October 11, 2026, you will be required to repay to the Company, within 20 days following the date of such termination, 100% of the Inducement Signing Bonus.

This letter will be governed by, and construed under and in accordance with, the internal laws of the State of Oklahoma, without reference to rules relating to conflicts of laws.

This letter is intended to be a binding obligation on you and the Company. If this letter accurately reflects your understanding as to the terms and conditions of the Inducement Signing Bonus, please sign, date, and return a copy of this Agreement to Ryan Turner. You should make a copy of the executed letter for your records.

Very truly yours,
EXPAND ENERGY CORPORATION

By:	_______________________________
Name:	Domenic J. Dell’Osso, Jr.
Title:	President and Chief Executive Officer

AGREED AND ACCEPTED:

Chris Lacy

EXHIBIT C
Expand Severance Plan
[See Attached]
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